EXHIBIT 11.1
                   Computation of Net Income (Loss) Per Share


                                                                                                        Three Months Ended
                                                                           Three Months Ended              June 30, 1996
                                                                             June 30, 1997                   Pro Forma
                                                                             -------------                   ---------
     Weighted average shares of common stock and equivalents:

         Common stock(1)...................................................   8,679,000                       6,290,000

         Options and warrants, based
           on treasury stock method (2)...................................           --                       1,421,000
                                                                            -----------                     ------------
           Total..........................................................    8,679,000                       7,711,000


     Net loss.............................................................  $(1,452,731)                    $(1,906,523)
     Net loss per share...................................................  $     (0.17)                    $     (0.25)
                                                                            ===========                     ===========


                                                                                                         Six Months Ended
                                                                           Six Months Ended                June 30, 1996
                                                                             June 30, 1997                   Pro Forma
                                                                             -------------                   ---------
     Weighted average shares of common stock and equivalents:

         Common stock(1)..................................................    8,210,000                       6,290,000

         Options and warrants, based
           on treasury stock method (2)...................................           --                       1,421,000
                                                                            -----------                     -----------
           Total..........................................................    8,210,000                       7,711,000


     Net loss.............................................................  $(3,280,694)                    $(1,268,350)
     Net loss per share...................................................  $     (0.40)                    $     (0.16)
                                                                            ===========                     ===========


         (1) All convertible preferred stock converted to common stock upon completion of the Company's initial public offering in February 1997. All convertible preferred stock (including, for pro forma purposes, convertible preferred stock issued during the twelve-month period prior to the initial public offering) is treated as if converted to common stock at the beginning of earliest period presented.

         (2) Weighted average shares for the three and six month periods ended June 30, 1997 exclude all options and warrants because they are anti-dilutive. Pro forma weighted average shares for the three and six month periods ended June 30, 1996 include common stock equivalents issued during the twelve month period prior to the initial public offering.



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